EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into and made to be effective as of September 1, 2013 (the “Effective Date”) by and between DGSE Companies, Inc. (formerly Dallas Gold & Silver Exchange, Inc.), a Nevada corporation (the “Company”), and Christopher Brett Burford, an executive employee of the Company (“Executive”) (collectively, the “Parties”).

Whereas, the Company desires to employ Executive as its Chief Financial Officer in order to provide the necessary leadership and senior management skills that are important to the Company, and believes that retaining Executive’s services and business expertise are of material importance to the Company and its shareholders;

Whereas, Executive is willing to accept such employment with the Company in accordance with the terms and conditions set forth in this Agreement; and

Now, Therefore, in consideration of the foregoing recitals and the mutual agreements contained herein, the Parties agree as follows:

1.	Definitions. The following capitalized terms shall have the meanings set forth below.

1.1   “Board” shall mean the Board of Directors of the Company.

1.2   “Cause” shall mean any of the following: (i) conviction of a felony involving dishonest acts during the term of this Agreement; (ii) any willful and material misapplication by Executive of the Company’s funds or any other material act of dishonesty committed by Executive; (iii) Executive’s willful and material breach of this Agreement or willful and material failure to substantially perform his duties hereunder (other than any such failure resulting from mental or physical illness) after written demand for substantial performance is delivered by the Board which specifically identifies the manner in which the Board believes Executive has not substantially performed his duties and Executive fails to cure his nonperformance. Executive shall not be deemed to have been terminated for Cause without first having been (i) provided written notice of not less than thirty (30) days setting forth the specific reasons for the Company’s intention to terminate for Cause, (ii) an opportunity for Executive, together with his counsel, to be heard before the Board, and (iii) delivery to Executive of a notice of termination from the Board stating that a majority of the Board of Directors found, in good faith, that Executive had engaged in the willful and material conduct referred to in such notice. For purposes of this Agreement, no act, or failure to act, on Executive’s part shall be considered “willful” unless done, or omitted to be done, by Executive in bad faith and without reasonable belief that Executive’s action or omission was in the best interest of the Company.

1.3   “Change of Control” shall occur if (i) any “person” (as such term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934), other than NTR Metals, LLC, a Texas limited liability company (“NTR”), Ohio Precious Metals, LLC (“OPM”) and/or Elemetal, LLC (“Elemetal”), becomes the beneficial owner, directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company's then-outstanding securities, (ii) starting January 1, 2014, during any period of twelve (12) months, individuals who constitute the Board at the beginning of such period cease for any reason to constitute a majority of the Board thereof, (iii) NTR, OPM and/or Elemetal, individually or collectively, become the beneficial owner, in the aggregate, directly or indirectly, of securities of the Company representing seventy percent (70%) or more of the combined voting power of the Company's then outstanding securities, (iv) a person (as defined in clause (i) above) acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or group of persons) gross assets of the Company that have an aggregate fair market value greater than or equal to over fifty percent (50%) of the fair market value of all of the gross assets of the Company immediately prior to such acquisition or acquisitions.

1.4   “COBRA” shall mean the Consolidated Omnibus Reconciliation Act of 1985.

1.5   “Confidential Information” shall mean trade secrets, confidential or proprietary information, and all other information, documents or materials, owned, developed or possessed by the Company, or its predecessors and successors, that is not generally known to the public. Confidential Information includes, but is not limited to, customer lists, financial information, business plans, product cost or pricing, information regarding future development, locations or acquisitions, personnel records and software programs. Confidential Information shall not include any information (i) that is or becomes generally publicly available (other than as a result of violation of this Agreement by Executive), (ii) that Executive receives on a nonconfidential basis from a source (other than the Company) that is not known by him to be bound by an obligation of secrecy or confidentiality to the Company, or (iii) that was in the possession of Executive prior to disclosure by the Company.

1.6   “Employment Term” shall mean the period during which Executive is employed by the Company pursuant to this Agreement, including the Initial Term and any Renewal Terms as defined in Section 2 below.

1.7   “Incapacity,” with respect to Executive, shall mean that Executive (i) is unable to engage in any substantial gainful activity by reason of any medically-determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically-determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company. The determination of the existence of the Executive’s Incapacity shall be made by the Board in accordance with Section 409A of the Code.

1.8   “Termination Date” shall mean the earlier of (i) the date of expiration of the Initial Term or any Renewal Term, as applicable, and (ii) if the Executive’s employment is terminated (a) by his death, the date of his death, or (b) by his Incapacity or otherwise pursuant to the provisions of Section 7.1(b)-(e), as applicable, the date on which the Executive’s employment with the Company actually terminates.

2.	Initial Employment Term and Renewal Terms.

2.1   Initial Term. The initial term of this Agreement (“Initial Term”) shall begin immediately upon the Effective Date and shall continue through the Third (3nd) anniversary thereof, subject to automatic extension as provided below and unless terminated earlier in accordance with Section 7 below.

2.2   Renewal. Beginning with the third (3nd) anniversary of the Effective Date and continuing with each anniversary date thereafter, the Employment Term shall automatically be extended in additional, successive one-year increments (“Renewal Term(s)”), unless Executive or the Company provide written notice not less than 120 days prior to the expiration of the Initial Term or any Renewal Term of his/its intention to not renew the Agreement.

3.	Duties.

3.1   Executive agrees to perform the duties of Chief Financial Officer of the Company. Executive shall render such services as are described for such positions in the Company’s Bylaws, including senior management responsibilities of all public company reporting and filing matters, all financial and accounting matters, all human resource matters, and other additional duties as may from time to time be assigned to Executive by the Chief Executive Officer or the Board.

3.2   While employed pursuant to this Agreement, Executive shall obey the lawful directions of the Chief Executive Officer and the Board and shall use his best efforts to promote the interests of the Company and to maintain and promote the reputation thereof. During the Employment Term, Executive may from time to time engage in any businesses or activities that do not compete directly and materially with the Company and any of its subsidiaries, provided that such businesses or activities do not materially interfere with his performance of the duties assigned to him in compliance with this Agreement by the Board or any duly authorized committee thereof. Executive is specifically permitted to (i) invest his personal assets as a passive investor in such form or manner as will not contravene the best interests of the Company and (ii) serve as an officer, director, trustee, or otherwise participate in educational, welfare, social, charitable, religious, and civic organizations, (iii) serve as a director, for other public or private organizations, with the knowledge and express written permission of the Chief Executive Officer and the Board, and only to the extent that it does not interfere with the performance of Executive’s responsibilities to the Company.

3.3   The Parties agree that during the Employment Term, Executive shall be based in Dallas, Texas and may not be assigned to another location outside the Dallas-Fort Worth metropolitan area. Should the Company elect to relocate or transfer Executive to a location that is outside the Dallas-Fort Worth metropolitan area and otherwise not acceptable to Executive, Executive shall have the option to terminate this Agreement with Good Reason as defined in Section 7.3 below.

4.	Compensation and Benefits.

4.1   Salary. As compensation for the performance of services to the Company, the Company shall pay Executive an annual salary of at least Three Hundred Thousand Dollars ($300,000) (said amount, together with any periodic increases, referred to as “Salary”). The Salary shall be payable in equal bi-weekly installments, subject only to such payroll and withholding deductions as may be required by law and other deductions applied generally to employees of the Company for employee benefits. The Board shall review Executive’s overall annual compensation at least annually, and Executive’s Salary may be increased by the Board from time to time by an amount that, in the opinion of the Board, is justified by Executive’s performance.

4.2  Bonus. Executive shall be entitled to receive an annual Performance Bonus from the Company upon the conclusion of each calendar year occurring during the Employment Term (each a "Performance Bonus") in an amount equal to 25% of his then existing Salary paid as a lump-sum on or before March 31st of each calendar year for the prior calendar. Payment of Performance Bonus will be based upon achievement of performance goals mutually agreed by the Executive and the Chief Executive Officer, and may be earned and paid on a proportional basis, based on less than full achievement of agreed upon goals, with agreement of the Chief Executive Officer and the Compensation Committee.

4.3   Medical Insurance Benefits. During the Employment Term, the Company shall maintain hospitalization and medical insurance coverage on Executive and his immediate family as may be provided by the Company for its senior executive employees in accordance with the provisions of any such plans.

4.4   Other Employee Benefit Plans. Executive shall be eligible to participate at a level commensurate with his position in any employee equity purchase plans or programs that may be adopted for the benefit of the Company’s officers or employees generally and in any employee fringe or other employee benefits and pension and/or profit sharing plans that may be provided by the Company for its senior executive employees in accordance with the provisions of any such plans, as the same may be in effect from time to time.

4.5   Vacation and Leave of Absence. Executive shall be entitled to take a minimum of four (4) weeks paid vacation per calendar year. Executive shall also be entitled to all paid holidays and personal days given by the Company to its senior executives.

4.6    Sick Leave and Disability. Executive shall be entitled to sick leave, sick pay and disability benefits in accordance with any Company policy that may be applicable to senior executive employees from time to time.

4.7   Expense Reimbursement. Upon Executive’s furnishing to the Company customary and reasonable documentary support evidencing costs and expenses incurred by him in the performance of his services and duties hereunder (including, without limitation, travel and entertainment expenses), the Company shall reimburse Executive for such costs and expenses in accordance with its normal expense reimbursement policy.

4.8   Other Executive Employee Benefits. During the Employment Term, Executive shall be eligible to participate in any additional incentive compensation benefit, insurance benefit, or other plan or arrangement of the Company now or hereafter created for the benefit of executive employees of the Company.

5.	Company Stock Plans. Executive shall be eligible to participate in such equity incentive compensation plans as shall be established and maintained by the Company from time to time.

6.	Confidential Information. Executive hereby covenants, agrees and acknowledges as follows:

6.1   Access to Confidential Information. During the Term of this Agreement Executive will have access to Confidential Information of the Company.

6.2   Non-Disclosure and Non-Use. During the Employment Term Executive shall not use or disclose, or make known for another’s benefit other than for the benefit of the Company, any Confidential Information of the Company.

6.3   Return of Confidential Information. Executive agrees that, upon termination of his employment with the Company for any reason, Executive shall forthwith return to the Company all Confidential Information in whatever form maintained (including, without limitation, computer discs and other electronic media).

6.4   Survival. The obligations of Executive under this Section 6 shall, except as otherwise provided herein, survive the termination of the Employment Term and the expiration or termination of this Agreement.

7.	Termination.

7.1   Termination of Employment. Executive’s employment hereunder shall be terminated upon the occurrence of any of the following:

(a)    Incapacity or death of Executive;

(b)    The Company giving written notice to Executive that Executive’s employment is being terminated for Cause as defined in Section 1.2 above;

(c)    The Company giving written notice to Executive that his employment is being terminated without Cause or the Agreement is not being renewed following expiration of the Initial Term or any Renewal Term(s);

(d)    Executive terminating his employment hereunder for Good Reason (as defined in Section 7.3 below); or\

(e)    Executive terminating his employment hereunder for any reason whatsoever (whether by reason of retirement, resignation, or otherwise), other than for Good Reason, upon sixty (60) days’ written notice to the Company.

7.2   Compensation following Termination.

(a)    Termination by Reason of Incapacity or Death. If Executive’s employment relationship is terminated pursuant to Section 7.1(a) above due to Executive’s Incapacity or death, then Executive (or in the event of Executive’s death, Executive’s legal representative) will be entitled to those benefits that are provided by retirement and benefits plans and programs specifically adopted and approved by the Company for Executive that are earned and vested at the date of termination due to death or Incapacity. In the event of Executive's Incapacity or death, Executive (or in the event of Executive's death, Executive's legal representative), even though no longer employed by the Company, shall continue to receive the Salary in effect at the time of Executive's Incapacity or death for one (1) year following the date of termination. Conversely, the Company can instead fulfill this obligation through the purchase of a Company-funded life insurance plan, that provides for life insurance benefits equal to or greater than the Executive’s annual salary. Executive (or in the event of Executive’s death, Executive’s legal representative), shall be entitled to receive payment of an amount equal to a pro-rata share of the Annual Bonus paid to Executive for the calendar year immediately preceding his termination, which amount shall be paid within thirty (30) days from the date of termination. Executive’s immediate family, to the extent that they are covered by Company sponsored life and health benefits at the time of termination due to Executive’s Incapacity or death, shall be entitled to continue such coverage, either directly provided by the Company or via reimbursement of any COBRA payments required to maintain such coverage, for a period not to exceed eighteen (18) months from the date of such termination. Executive’s right to exercise stock options and Executive’s rights in other stock plans, if any, shall remain governed by the terms and conditions of the appropriate stock plan.

(b)    Termination by Company for Cause. The Company may terminate Executive for Cause if he engages in any of the acts or omissions listed in the definition of Cause set forth in Section 1.2 above. If the Company terminates Executive’s employment for Cause pursuant to Sections 1.2 and 7.1(b) above, then all compensation and benefits shall cease as of the date of termination other than: (i) such amounts, if any, of Executive’s Salary as shall have accrued and remain unpaid as of the date of such termination for Cause; and (ii) such other amounts, if any, which may be payable to Executive pursuant to the terms of the Company’s benefits plans or pursuant to Section 4.7 above. Any amounts payable pursuant to this Section 7.2(b) shall be tendered to Executive within thirty (30) days from the date of termination.

(c)    Termination by Company Without Cause or by Executive for Good Reason. If the Company terminates Executive’s employment without Cause pursuant to Section 7.1(c) above, or if Executive terminates his employment for Good Reason pursuant to Section 7.1(d) above, then Executive, even though no longer employed by the Company, shall be entitled to receive: (i) a lump sum payment within thirty (30) days after the Termination Date equal to the remainder of Executive’s current year’s Salary; (ii) a lump sum payment within thirty (30) days after the Termination Date in an amount equal to the maximum amount of Annual Bonus to which Executive would have been eligible to receive for the calendar year in which he was terminated; (iii) a lump sum payment within sixty (60) days following termination in an amount equal to two (2) years’ Salary based on the Executive’s Salary in effect immediately prior to termination of this Agreement; (iv) to the extent that Executive and his immediate family are covered by Company sponsored life and health benefits at the time of termination, Executive shall be entitled to continue such coverage, either directly provided by the Company or via reimbursement of any COBRA payments required to maintain such coverage, for a period not to exceed eighteen (18) months from the date of such termination.

(d)    Termination by Executive without Good Reason. In the event that Executive terminates this Agreement pursuant to Section 7.1(e) above, then Executive shall be entitled to receive within thirty (30) days after the Termination Date a lump sum payment equal to the remainder of Executive’s accrued but unpaid salary. 7.3   Good Reason. For purposes of this Agreement, Executive shall have a Good Reason for terminating employment with the Company if any one or more of the following occur without Executive’s written consent:

(a)    a material diminution in Executive’s authority, duties or responsibilities with the Company;

(b)    the assignment to Executive of any duties or responsibilities that, in Executive’s reasonable judgment, are materially inconsistent with Executive’s existing duties or responsibilities;

(c)    layoff or involuntary termination of Executive’s employment by the Company, except in connection with the termination of Executive’s employment for Cause or as a result of Executive’s retirement, Incapacity or death;

(d)    a reduction by the Company in Executive’s Salary;

(e)    the failure by the Company to continue in effect any employee benefit plan in which Executive is participating at the Effective Date other than as a result of the normal expiration of any such plan in accordance with its terms, except to the extent that the Company provides Executive with substantially equivalent benefits;

(f)     a Change of Control occurring (A) after January 1, 2014 with respect to any Change of Control described in Section 1.3(i)-(iii) hereof, and (B) after the date hereof with respect to any Change of Control described in Section 1.3(iv) and (v) hereof;

(g)    the imposition of any requirement that Executive be based outside the Dallas-Fort Worth metropolitan area;

(h)   the Company’s failure to obtain the express assumption of this Agreement by any successor to the Company as provided by Section 8.2 hereof; or

(i)     any violation by the Company of any agreement (including this Agreement) between it and Executive.

Any Good Reason shall not be deemed to be waived by Executive’s continued employment following an act or omission giving rise to such Good Reason; provided, however, that a condition described in this Section 7.3 shall not constitute Good Reason unless it is communicated by the Executive to the Company in writing within sixty (60) days of the initial existence of the condition and is not corrected by the Company within thirty (30) days of the date of the Company’s receipt of such written notice.

7.4   Section 280G Treatment. Notwithstanding anything in this Agreement to the contrary, in the event it is determined by an accounting firm chosen by mutual agreement of the Parties that any economic benefit, payment or distribution by the Company to or for the benefit of the Executive, whether paid, payable, distributed, or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), (such excise tax referred to in this Agreement as the “Excise Tax”), then the value of any such Payments payable under this Agreement which constitute “parachute payments” under Section 280G(b)(2) of the Code, as determined by the accounting firm, will be reduced so that the present value of all Payments (calculated in accordance with Section 280G of the Code and the regulations thereunder), in the aggregate, equals the Safe Harbor Amount. The “Safe Harbor Amount” is equal to 2.99 times the Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.

7.5   Mitigation Not Required. Executive shall not be required to mitigate the amount of any payment(s) provided for in this Agreement either by seeking employment or otherwise. Furthermore, the Company shall not be entitled to set off or reduce any payments owed to Executive under this Agreement by the amount of earnings or benefits received by Executive in any future employment.

8.	Assignment and Succession.

8.1   No Assignment by Executive. This Agreement is personal to Executive and shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

8.2   Succession. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company may assign this Agreement only to an assignee that agrees to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The failure of any assignee of the Company to expressly assume to perform this Agreement in writing, which is not remedied within ten (10) business days after receipt of written notice from Executive notifying the Company or the Company’s assignee of such failure, shall, at the election of Executive, constitute Good Reason for Executive to terminate pursuant to Section 7.1(d).

9.	Restrictive Covenants.

9.1  Competition. During the Employment Term and in the event Executive’s employment is terminated for any reason other than pursuant to Section 7.1(d) for Good Reason, for a period of two (2) years from the date of termination, Executive, in consideration of compensation to be paid to Executive hereunder, will not directly or indirectly (as a director, officer, executive employee, manager, consultant, independent contractor, advisor, or otherwise) engage in competition with, or own any interest in, manage, control, perform any services for, participate in or be connected with any business or organization which engages in direct competition with the Company within the precious metal, bullion, diamond or jewelry industries, within the geographic borders of each State in which the Company conducts business during the Employment Term; provided, however, that the provisions of this Section 9.1 shall not be deemed to prohibit (i) Executive’s ownership of not more than 4.9% of the total shares of all classes of stock outstanding of any publicly held company, whether through direct or indirect stock holdings so long as Executive has no active participation in such company or (ii) any of the current activities permitted by Section 3.2 above.

9.2   Activities Excluded. The Parties acknowledge and agree that if Executive shall enter into any license or franchise agreement or comparable arrangement with the Company or any subsidiary or affiliate of the Company for the operation of a business also conducted by the Company or such subsidiary or affiliate, Executive shall not be deemed to be “engaged” in any business in competition with the business conducted by the Company for purposes of Section 9.1, provided Executive has first obtained the approval of the Board.

10.          Indemnification. The Company hereby agrees to indemnify Executive and hold him harmless to the fullest extent permitted by law against any and all actions, claims, demands, proceedings, damages, losses or suits, including all costs and expenses of defense (including, but not limited to, attorneys’ fees) resulting from Executive’s good faith performance of his duties and obligations with the Company.

11.          Notices. All notices which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and (i) delivered personally, (ii) mailed by certified or registered mail, return receipt requested and postage prepaid, (iii) sent via a nationally recognized overnight courier, or (iv) sent via facsimile confirmed in writing as follows:

If to the Company:

DGSE Companies, Inc.

15850 Dallas Parkway Suite 140

Dallas, Texas 75248

Attention: Chief Executive Officer

If to Executive:

Christopher Brett Burford

4320 Hanover St.

Dallas, Texas 75225

or to such other address or addresses as either Party shall have designated in writing to the other Party hereto; provided, however, that any notice sent by certified or registered mail shall be deemed delivered on the date of delivery as evidenced by the return receipt.

12.          Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to any principle of conflict of laws that would require the application of the law of any other jurisdiction. The venue for any dispute arising out of this Agreement or Executive’s employment with the Company shall be exclusively in the State District Court of Dallas County, Texas.

13.          Severability. The Parties agree that, in the event that any court of competent jurisdiction shall hold any provision of this Agreement to be unenforceable, then such provision shall be deemed to be severed from the remainder of this Agreement for the purpose only of the particular legal proceedings in question, and all other covenants and provisions of this Agreement shall in every other respect continue in full force and effect and no covenant or provision shall be deemed dependent upon any other covenant or provision.

14.          Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

15.          Entire Agreement; Modifications. Unless otherwise specified, this Agreement, together with any previous Stock Grant Agreements or Stock Option Agreements entered into between Executive and the Company, constitute the entire and final expression of the agreement of the Parties with respect to the subject matters hereof and supersede all prior agreements, oral and written, between the Parties with respect to the subject matter hereof. This Agreement may be modified or amended only by an instrument in writing signed by the Company and Executive. The Parties agree that if the terms of this Agreement conflict with any future merger agreements, asset purchase agreements or other agreements relating to a Change of Control of the Company, then the terms of this Agreement shall govern with respect to Executive notwithstanding any provision to the contrary in any other agreement.

16.          Construction. This Agreement shall be construed as a whole according to its fair meaning. The headings of paragraphs and sections are for convenience of reference and are not part of this Agreement and shall not affect the interpretation of any of its terms. The Parties acknowledge that each of them has reviewed this Agreement and has had the opportunity to have it reviewed by their respective attorneys and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement.

17.          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

18.          Compliance with Section 409A. The Parties intend that this Agreement complies with Section 409A of the Code, where applicable, and this Agreement will be interpreted in a manner consistent with that intention. Notwithstanding any other provisions of this Agreement to the contrary, and solely to the extent necessary for compliance with Section 409A of the Code and not otherwise eligible for exclusion from the requirements of Section 409A, if as of the date of Executive’s “separation from service” (within the meaning of Section 409A of the Code and the applicable regulations) from the Company, (a) Executive is deemed to be a “Specified Employee” and (b) the Company or any member of a controlled group including the Company is publicly traded on an established securities market or otherwise, no payment or other distribution required to be made to Executive hereunder (including any payment of cash, any transfer of property, and any provision of taxable benefits) solely as a result of Executive’s separation from service shall be made earlier than the first day of the seventh (7th) month following the date on which the Executive separates from service with the Company.

IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the date first written above.

DGSE Companies, Inc.

By:	/s/ James J. Vierling
Title:	CEO

/s/ Christopher Brett Burford
Christopher Brett Burford

Dated: October 29, 2013

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